Exhibit 99.1

REDWOOD TRUST TO PARTICIPATE IN MORGAN STANLEY’S STATE OF THE
HOUSING MARKET WEBCAST

MILL VALLEY, CA – Thursday, March 4, 2021 – Redwood Trust, Inc. (NYSE: RWT) a leader in expanding access to housing for homebuyers and renters, today announced that Chris Abate, Chief Executive Officer, along with other members of Redwood’s senior management team, will participate in Morgan Stanley’s State of the Housing Market webcast series on Wednesday, March 17, 2021 at 10:00 a.m. Pacific. Key topics of discussion will include the state of the housing market, trends in homeownership and single-family rental, and demand for lending.

Webcast Information

A link to the live webcast of the presentation will be available through the Events and Presentations section of Redwood Trust’s Investor Relations website at https://ir.redwoodtrust.com/events-and-presentations/events. An archive of the webcast will be available shortly after the presentation at the same location for 90 days.

About Redwood Trust

Redwood Trust, Inc. (NYSE: RWT) is a specialty finance company focused on several distinct areas of housing credit. Our operating platforms occupy a unique position in the housing finance value chain, providing liquidity to growing segments of the U.S. housing market not served by government programs. We deliver customized housing credit investments to a diverse mix of investors, through our best-in-class securitization platforms; whole-loan distribution activities; and our publicly-traded shares. Our consolidated investment portfolio has evolved to incorporate a diverse mix of residential, business purpose and multifamily investments. Our goal is to provide attractive returns to shareholders through a stable and growing stream of earnings and dividends, capital appreciation, and a commitment to technological innovation that facilitates risk-minded scale. Since going public in 1994, we have managed our business through several cycles, built a track record of innovation, and a best-in-class reputation for service and a common-sense approach to credit investing. Redwood Trust is internally managed and structured as a real estate investment trust ("REIT") for tax purposes. For more information about Redwood Trust, please visit our website at redwoodtrust.com.

CONTACT

Lisa Hartman – SVP, Head of Investor Relations

Phone: 866-269-4976

Email: investorrelations@redwoodtrust.com